EXHIBIT 10.15




                         First Community Bank and Trust
                    Specimen Plan Document and SERP Agreement
 First Community Bank and Trust Supplemental Executive Retirement Plan ("SERP")










Adopted by Board of Directors July 12, 2000


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Section 1 - Statement of Purpose



This Plan (as herein defined) is designed and implemented for the purpose of providing to the directors and a limited group of key management or highly compensated employees of the Bank (as herein defined) who are largely responsible for the Bank's success the opportunity to receive deferred compensation in the form of supplemental executive retirement benefits, thereby increasing the incentive for such directors and key employees to continue to serve the Bank and to make the Bank more profitable. Special payments shall be made to Participants (as herein defined) upon retirement or death and are intended to provide Participants with additional financial security.

Section 2 - Definitions


2.1 "Accrued Benefit" means a Participant's retirement benefit, as described in
Section 4 hereof.

2.2 "Actuarial Equivalent" means, with respect to a given benefit, any other benefit provided under the terms of the Plan which has the same present or equivalent value on the date the given benefit payment commences, based on the use of actuarial equivalent factors adopted by the Bank and being used to value the Plan liabilities at the time of the calculation.

2.3 "Bank" means First Community Bank and Trust, including any subsidiaries, successors and assigns thereto. The Bank is a corporation

2.4 "Beneficiary" means any person or persons designated by a Participant in writing on a form satisfactory to the Bank. In the absence of any living designated beneficiary, a deceased Participant's Beneficiary shall be the deceased Participant's then living spouse, if any, for his or her life; if none, or from and after such spouse's death, then the living children of the deceased Participant, if any, in equal shares, for their joint and survivor lives; and if none, or after their respective joint and survivor lives, the estate of the deceased Participant.

2.5 "Board" means the Board of Directors of the Bank, or any committee of such Board that is authorized to oversee, administer and amend the Plan.

2.6 "Change of Control" means (i) the sale or transfer of all of the assets of the Bank: (ii) the sale or exchange in one transaction of outstanding shares of the Bank having at least two-thirds (2/3) of the total number of votes that may be cast for election of the Board of Directors of the Bank; (iii) any cash tender offer or exchange offer, contested election of Directors, or any combination of the foregoing transactions, as a result of which the persons who are Directors of the Bank before the transaction shall cease to constitute a majority of the Board of Directors of the Bank or any successor company; or (iv) any merger or business combination or similar action in which the holders of the Bank receive less than fifty percent (50%) voting interest in the surviving entity.

2.7 "Disability" means a disability determined on the basis of medical evidence satisfactory to the Bank which prevents the Participant from performing the ordinary functions of his employment or position with the Bank. The Disability of a Participant shall be determined by a licensed physician selected by the Bank.

2.8 "Early Retirement Date" means a date on which a Participant retires from service as a Director or employee of the Bank on or after attaining age sixty-five (65), then having completed at least ten (10) years of employment with the Bank or service on the Board of Directors.

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2.9 "Effective Date" means September 1, 2000.

2.10 "Normal Retirement Date" means the date on which a Participant retires from the Bank on or after attaining age seventy-two (72) and having completed at least three (3) years of Participation in the Plan.

2.11 "Participant" means an employee of the Bank or a Member of the Board of Directors of the Bank selected by the Board for participation in the Plan in accordance with Section 3 hereof, and who has not for any reason become ineligible to participate further in this Plan. An individual shall be deemed to continue as a Participant until all benefits payable to the Participant under this Plan have been distributed.

2.12 "Plan" means the First Community Bank and Trust Supplemental Executive Retirement Plan ("SERP") as contained in this document, including all amendments thereto.

2.13 "Plan Year" means the twelve month period commencing on January 1 of each year and ending the following December 31. The initial Plan Year shall be September 1, 2000 through December 31, 2000.

2.14 "SERP Agreement" means a written agreement between a Participant and the Bank in substantially the form attached hereto as Exhibit A.

2.15 "Termination for Cause" means the termination of a Participant's employment with or service to the Bank for any one or more of the following reasons: (a) embezzlement or theft from the Bank, or other acts of dishonesty in dealing with the Bank; (b) use by the Participant of alcohol, drugs, narcotics, or other controlled substances to such an extent that the Participant's ability to perform his or her duties as an employee of the Bank is materially impaired; (c) conviction of a crime amounting to a felony under the laws of the United States of America or any of the several states; (d) when the seriousness of an initial infraction is of such gravity that termination is warranted; or, (e) when prior attempts through corrective counseling have failed to improve performance, attendance, conduct or any combination thereof. The determination of whether or not there has been a Termination for Cause shall be made by the Board provided that, if the terminated Participant is a member of the Board, he or she shall not participate in the determination.

2.16 "Year of Service" means a period of twelve consecutive months during which a Participant is employed by the Bank. Unless otherwise provided in his or her SERP Agreement, in determining a Participant's Years of Service, he or she shall receive credit for service from and after his or her most recent employment commencement date.

Section 3 - Eligibility and Participation

3.1 Eligibility. The Board, in its sole discretion, shall select the employees of the Bank and the members of the Board of Directors who are eligible to become Participants

3.2 Participation. The Board, or its designee shall notify those individuals selected for participation of the benefits available under the Plan. An eligible individual becomes a Participant in the Plan upon the execution and delivery by him or her and the Bank of a SERP Agreement

3.3 Suicide. Notwithstanding any other term or provision of this Plan or any SERP Agreement, this Plan and the applicable SERP Agreement shall be void and of no force or effect with respect to any Participant who dies by reason of suicide within two (2) years after the date of his or her SERP Agreement, and no benefit of any kind shall be payable under this Plan to such Participant, his or her Beneficiary or any other person claiming under him or her.


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Section 4 - Retirement Benefit

4.1 Normal Retirement Benefit. If a Participant is continually employed by or serves on the Board of the Bank until his or her Normal Retirement Date, he or she shall be entitled to receive as a normal retirement benefit annual payments equal to one-hundred per cent (100%) of the average of the directors fees received by the Participant each year for the most recent three year period, or, if the Participant had not been serving as a Director, one-hundred per cent (100%) of the average of the fees that a Director would have received each year for the most recent three year period prior to his or her retirement. This Normal Retirement Benefit shall be payable in equal monthly installments commencing on the first day of the month following the Participant's actual retirement and continuing for the remainder of the Participant's life. Upon attaining a Participant's Normal Retirement Date, a Participant shall be 100% vested in his or her Normal Retirement Benefit

4.2 Early Retirement Benefit. If a Participant is employed by or serves on the Board of the Bank until his or her Early Retirement Date, he or she shall be entitled to receive an Early Retirement Benefit equal to the Actuarial Equivalent of his or her Accrued Benefit at such Early Retirement Date. This Early Retirement Benefit shall be payable in equal monthly installments commencing on the first day of the month following the Participant's actual retirement and continuing for the remainder of the Participant's life.

4.3 Death After Commencement of Retirement Benefit. If a retired Participant receiving payments under either Section 4.1 or 4.2 above should die prior to the receipt of one-hundred-twenty (120) monthly payments, such monthly payments shall be continued to the Participant's Beneficiary until the completion of one-hundred-twenty (120) combined monthly payments.

4.4 Alternate Form of Payment. The Bank may, in its sole and absolute discretion, approve a retiring Participant's request for an alternate form of payment of the benefit, in which case such payments shall be in the amount of the Actuarial Equivalent of the normal form of benefit hereunder.

4.5 Forfeiture of Benefits. Notwithstanding the foregoing provisions of this
Section 4, a Participant shall forfeit all benefits under the Plan if his or her employment with the Bank terminates by reason of a Termination for Cause or if he or she violates the restrictive covenant set forth in Section 8 hereof.

Section 5 - Survivor Benefit

5.1 Survivor Benefit. If a Participant dies while employed by the Bank or serving on the Board of the Bank, each month for a total of one hundred twenty
(120) months the Bank shall pay to the Beneficiary of the Participant as a survivor benefit an amount equivalent to the amount the Participant would have received if he or she had reached Normal Retirement Age. The Bank may, in its sole and absolute discretion, approve the Beneficiary's request of an alternate form of payment of the benefit, in which case such payments shall be in the amount of the Actuarial Equivalent of the normal form of benefit hereunder.

Section 6 -Change in Control; Termination of Employment

6.1 Termination Benefit. If a Participant terminates employment with the Bank prior to attaining his or her Early Retirement Date, other than by reason of death or Disability, said Participant or his or her beneficiaries shall not be entitled to any benefit under the Plan.

6.2 Change of Control Notwithstanding anything to the contrary herein, upon a Change of Control of the Bank, then, for purposes of this Plan, for each of the individuals who was a Participant in the Plan and employed by or served on the Board of the Bank immediately prior to such change, it shall be deemed that the Participant has remained in the employ of the Bank and continued as a Participant in the Plan until the earlier to occur of: (a) the Participant's death; or (b) the Participant's attaining his or her Normal Retirement Date. In such case, the Participant, at his or her sole discretion, shall be entitled to commence receipt of the Actuarial Equivalent amount of his or her Normal Retirement Benefit at any time after termination of employment or service on the Board. Furthermore, if at the time a Change of Control occurs, the Bank had established a trust in accordance with Section 9.5 hereof, the Bank shall be required to transfer cash and/or other assets to said trust in an amount equal to the discounted present value of all of the future benefits payable hereunder to the Participants or Beneficiaries. The discount rate shall be the 5-Year United States Treasury Note rate as published on the first day of the month immediately preceding the date on which the determination is made, compounded annually. If these rates are no longer published, the discount rate shall be some other similar average selected by the Board in its sole discretion.

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Section 7 - Disability Benefit and Authorized Leave of Absence

7.1 Disability Benefit. Notwithstanding anything to the contrary herein, if a Participant's employment with or service on the Board of the Bank is terminated prior to attaining his or her Early Retirement Date as a result of the Participant's Disability, then, for purposes of this Plan, it shall be deemed that the Participant has remained in the employ of the Bank until the earliest to occur of: (a) the Participant's death; (b) the Participant's attaining his or her Early Retirement Date; or (c) the cessation of the Participant's Disability and the failure of the Participant to return to active employment with the Bank within a reasonable time after recovery from the Disability.

7.2 Authorized Leave of Absence. A Participant's employment or service with the Bank shall not be deemed to have terminated for purposes of this Plan during any authorized leaves of absence.

Section 8 - Restrictive Covenant

8.1 Restrictive Covenant. It shall be a condition to the payment of benefits under this Plan that, during the first one-year period after termination of employment or service or retirement, the Participant does not own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation, or control of, or be connected in any manner with, any business that is then in competition with the Bank. If there is a failure of this condition, the Bank may immediately cease all further payments to the Participant under the Plan, and the Participant and his or her Beneficiary shall be deemed to have forfeited all further payments otherwise payable.

Section 9 - Administration

9.1 General. The Plan shall be administered by the Board or its designee. The Board shall have the authority, subject to the terms of the Plan, to construe the provisions of the Plan and to adopt rules and regulations and make all determinations necessary or advisable for the administration of the Plan. The Board shall make all determinations as to rights to benefits under the Plan. No member of the Board shall be liable for any action of determination made in good faith with respect to the Plan or any SERP Agreement. Any decision by the Board denying a claim by a Participant or a Beneficiary for benefits under the Plan shall be stated in writing and delivered or mailed to the Participant or Beneficiary at his or her last known address. Such decision shall set forth the specific reasons for the denial of benefits. In addition, the Board shall afford a reasonable opportunity to the Participant or Beneficiary for a full and fair review of the decision denying such claim.

9.2 Participant Statement. The Bank shall provide each Participant on an annual basis with a statement showing that Participant's current and projected Retirement Benefit (as defined herein) under the Plan.

9.3 Interpretation. The interpretation and construction of the Plan by the Board, and any action taken hereunder, shall be binding and conclusive upon all parties in interest. No member of the Board shall be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Plan, so long as such action or omission be made in good faith.

9.4 Authority to appoint a Committee. The Board, within its discretion, shall have the authority to appoint a committee of not less than three (3) of its members which shall have authority over the Plan in lieu of the entire Board.

9.5 Authority to establish a Trust. The Board shall have the right at any time to establish a trust to which the Bank may transfer from time to time certain assets to be used by said trustee(s) to satisfy some or all of the Bank's obligations and liabilities under the Plan. All assets held by such trust shall be subject to the claims of the Bank's creditors in the event of the Bank's Insolvency (as defined herein). The Bank shall be considered "Insolvent" for purposes of said trust if: (a) the Bank is unable to pay its debts as they become due; and (b) the Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

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9.6 Prepayment. The Board may, in its sole and absolute discretion, prepay all or any part of the monthly installments remaining to be paid to the Participant or the Beneficiary under this Plan. The amount of such prepayment shall equal the Actuarial Equivalent of the remaining monthly installments being prepaid, as determined by the Board in its discretion, and receipt thereof by the Participant or Beneficiary shall be in full satisfaction of all remaining obligations of the Bank under the Plan and applicable SERP Agreement.

9.7 Amendment and Termination of the Plan. The Bank reserves the right, at any time and from time to time, by action of the Board, to amend or terminate the Plan. Notwithstanding the foregoing, no such amendment or termination shall reduce (a) the benefits (including survivor benefits) of a Participant (or Beneficiary) to whom payments under this Plan had then commenced, or (b) the benefits (including survivor benefits) of a Participant who has then attained his or her Early Retirement Date, or (c) the benefits (including survivor benefits) of a Participant whose employment with or service for the Bank has been terminated. In addition, each other Participant employed by or serving the Bank on the date of such amendment or termination shall be entitled to benefits (including survivor benefits) under this Plan, at such time as such benefits would have been paid absent such amendment or termination, in an amount equal to the amount that would have been paid under the Plan if he or she had terminated employment or service on the day immediately preceding the date of such amendment or termination of the Plan.

Section 10 - Bank-Owned Life Insurance  ("BOLI")

10.1 Bank Owns All Rights. In the event that, in its discretion, the Bank purchases a life insurance policy or policies insuring the life of any Participant to allow the Bank to informally finance and/or recover, in whole or in part, the cost of providing the benefits hereunder, neither the Participant nor any Beneficiary shall have any rights whatsoever therein. The Bank shall be the sole owner and beneficiary of any such policy or policies and shall possess and may exercise all incidents of ownership therein, except in the event of the establishment of and transfer of said policy or policies to a trust by the Bank as described in Section 9 hereof.

10.2 Participant Cooperation. If the Bank decides to purchase a life insurance policy or policies on any Participant, the Bank will so notify each Participant. Each Participant shall consent to being insured for the benefit of the Bank and shall take whatever actions may be necessary to enable the Bank to timely apply for and acquire such life insurance and to fulfill the requirements of the insurance carrier relative to the issuance thereof as a condition of eligibility to participate in the Plan.

10.3 Participant Misrepresentation. If: (a) any Participant is required by this Plan to submit information to any insurance carrier; and (b) the Participant makes a material misrepresentation in any application for such insurance; and
(c) as a result of that material misrepresentation the insurance carrier is not required to pay all or any part of the proceeds provided under that insurance, then the Participant's (or the Participant's Beneficiary's) rights to any benefits under this Plan may be, at the sole discretion of the Board, reduced in proportion to the reduction of proceeds that is paid by the insurance carrier because of such material misrepresentation.

Section 11 - Miscellaneous

11.1 Nonalienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Plan or any SERP Agreement shall be void. No such right or benefit shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled thereto. If a Participant or any Beneficiary hereunder shall become bankrupt, or attempt to anticipate, alienate, sell assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Board, cease and terminate, and in such event, the Board may hold or apply the same or any part thereof for the benefit of the Participant or his or her Beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Board may deem proper.


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11.2 Unsecured Bank Liability. The obligation of the Bank to make payments hereunder to a Participant shall constitute an unsecured liability of the Bank. Such payments shall be made from the general funds of the Bank, and the Bank shall not be required to establish or maintain any special or separate fund, to purchase or acquire life insurance on a Participant's life, or otherwise to segregate assets to assure that such payments shall be made. Neither a Participant nor any other person shall have any interest in any particular asset of the Bank by reason of its obligations hereunder, and the right of any of them to receive payments under this Plan shall be no greater than the right of any other unsecured general creditor of the Bank. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Bank and a Participant or any other person.

11.3 No Employment Agreement. Neither the execution of this Plan or any SERP Agreement nor any other action taken by the Bank pursuant to this Plan shall be held or construed to confer on a Participant any legal right to be continued as an employee or Director of the Bank or to restrict the right of the Bank or the shareholders to terminate his or her employment or service.

11.4 Designation of Beneficiary. Each Participant shall file with the Bank a notice in writing, in a form acceptable to the Board, designating one or more Beneficiaries to whom payments becoming due by reason of or after his or her death shall be made. Participants shall have the right to change the Beneficiary or Beneficiaries so designated from time to time; provided, however, that no such change shall become effective until received in writing and acknowledged by the Bank.

11.5 Payment to Incompetents. The Bank shall make the payments provided herein directly to the Participant or Beneficiary entitled thereto or, if such Participant or Beneficiary has been determined by a court of competent jurisdiction to be mentally or physically incompetent, then payment shall be made to the duly appointed guardian, committee or other authorized representative of such Participant or Beneficiary. The Bank shall have the right to make payment directly to a Participant or Beneficiary until it has received actual notice of the physical or mental incapacity of such Participant or Beneficiary and actual notice of the appointment of a duly authorized representative of his or her estate. Any payment to or for the benefit of a Participant or Beneficiary shall be a complete discharge of all liability of the Bank therefore.

11.6 Claims for Benefits. Each Participant or other person claiming any benefit under this Plan must give written notification thereof to the Bank. If a claim is denied, it must be denied within a reasonable period of time, and be contained in a written notice stating the following: (a) the specific reason for the denial; (b) specific reference to the Plan provision on which the denial is based; (c) description of additional information necessary for the claimant to present his or her claim, if any, and an explanation of why such material is necessary; (d) an explanation of the Plan's claims review procedure. The claimant will have 60 days to request a review of any denial by the Board. The request for review must be in writing and delivered to the Board, which will then provide a full and fair review. The claimant may review pertinent documents, and he or she may submit issues and comments in writing. The decision by the Board with respect to the review must be given within 60 days after receipt of the request, unless special circumstances require an extension (such as for a hearing). In no event shall the decision be delayed beyond 120 days after receipt of the request for review. The decision shall be written in a manner calculated to be understood by the claimant, and it shall include specific reasons and refer to specific Plan provisions on which it is based.

11.7 Binding Effect. Obligations incurred by the Bank pursuant to this Plan shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and the Participant, his or her Beneficiaries, personal representatives, heirs, and legatees.


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11.8 Entire Plan. This document and any amendments hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

11.9 Merger, Consolidation or Acquisition. In the event of a merger or consolidation of the Bank with another corporation or entity, or the acquisition of the outstanding stock of the Bank by another corporation or entity, then and in such event the obligation and responsibilities of the Bank under this Plan shall be assumed by any such successor or acquiring corporation or entity, and all of the rights, privileges and benefits of the Participant hereunder shall continue.

11.10 Enforceability. If any term or condition of this Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

Section 12 - Construction

12.1 Governing Law. This Plan shall be construed and governed in accordance with the laws of the State of Indiana.

12.2 Gender. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

12.3 Headings, etc. All headings used in this Plan are for convenience of reference only and are not part of the substance of this Plan.

IN WITNESS WHEREOF, this Plan, having been duly approved and adopted by the Board of Directors of the Bank, is executed by the duly authorized officers of the Bank as of the Effective Date.

                                          First Community Bank and Trust



                                          By: /s/ Albert R. Jackson, III
                                             ---------------------------
                                             Albert R. Jackson, III, President

(Corporate Seal)

Attest:



/s/ Frank D. Neese
--------------------------------------------
Frank D. Neese, Secretary



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Exhibit A -       Specimen SERP Agreement


THIS AGREEMENT, made the __________ day of ___________________, 2000, by and between First Community Bank and Trust, an Indiana corporation (the "Bank"), and _________________________________________________, an employee or Director of the Bank (the "Participant").

                                    RECITALS

The Board of Directors of the Bank has adopted the First Community Bank and Trust Supplemental Executive Retirement Plan (the "Plan") and has selected the Participant for participation in the Plan. This SERP Agreement is entered into to evidence the Participant's participation in the Plan and to set forth the basis for determining the amount of his or her benefit under the Plan.

NOW, THEREFORE, the Bank and the Participant hereby agree as follows:

1. Incorporation of the Plan. The Plan (and all its provisions), as it now exists and as it may be amended hereafter, is incorporated herein and made a part of this Agreement.

2. Definitions. When used herein, terms that are defined in the Plan shall have the meanings given them in the Plan unless a different meaning is clearly required by the context.

3. No Interest Created. Neither the Participant nor his or her Beneficiary or other persons claiming under him or her shall have any interest in any assets of the Bank, including policies of insurance. The Participant and his or her Beneficiary shall have only the right to receive benefits under and subject to the terms and provisions of the Plan and this SERP Agreement.

4. Termination Benefit. The Participant's termination benefits will be determined in accordance with Section 6 of the Plan.

5. Suicide. Notwithstanding any other term or provision of the Plan or this SERP Agreement, the Plan and this SERP Agreement shall be void and of no force or effect if the Participant dies by reason of suicide within two (2) years after the date of this Agreement, and in such event no benefit of any kind shall be payable hereunder to the Participant, his or her Beneficiary or any other person claiming under the Participant.

6. Condition to Payment. The Participant acknowledges and agrees that payment of benefits under the Plan and this SERP Agreement is subject to his or her compliance with the restrictive covenant set forth in Section 8 of the Plan and that, in the event of a breach of that restrictive covenant, the Bank may cease all further payments and the Participant shall be deemed to have forfeited his or her right to any such payments. In addition, the Participant shall be deemed to have forfeited his or her right to any payments under the Plan and this SERP Agreement if his or her employment with or service on the Board of the Bank terminates by reason of a Termination for Cause prior to attaining his or her Early Retirement Date.

7. Entire Agreement. This SERP Agreement contains the entire agreement and understanding of the Bank and the Participant with respect to supplemental retirement, survivor, termination and disability benefits and supersedes and replaces all prior agreements and understandings, written or oral, with respect thereto.

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IN WITNESS WHEREOF, the parties have executed this SERP Agreement in duplicate originals on the day and year first above written.

                                          First Community Bank and Trust



                                          By:
                                             ---------------------------------
                                                     {Name and Title}

(Corporate Seal)

Attest:



----------------------------------
Secretary



                                          ------------------------------------
                                          Participant